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TRANSFER AGENCY AND ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT dated as of ________, 1996, between World Trust, a Massachusetts business trust, (the "Trust"), on behalf of its underlying series portfolios, and American Express Financial Corporation (the "Transfer Agent"), a Delaware corporation.

In consideration of the mutual promises set forth below, the Trust and the Transfer Agent agree as follows:

1. Appointment of the Transfer Agent. The Trust hereby appoints the Transfer Agent, as transfer agent for its units and as administrator for the Trust, and the Transfer Agent accepts such appointment and agrees to perform the duties set forth below.

2. Compensation. The Trust will compensate the Transfer Agent for the performance of its obligations as set forth in Schedule A. Schedule A does not include out-of-pocket disbursements of the Transfer Agent for which the Transfer Agent shall be entitled to bill the Trust separately.

The Transfer Agent will bill the Trust monthly. The fee provided for hereunder shall be paid in cash by the Trust to the Transfer
Agent within five (5) business days after the last day of each month.

Out-of-pocket disbursements shall include, but shall not be limited to, the items specified in Schedule B. Reimbursement by the Trust for expenses incurred by the Transfer Agent in any month shall be made as soon as practicable after the receipt of an itemized bill from the Transfer Agent.

Any compensation jointly agreed to hereunder may be adjusted from time to time by attaching to this Agreement a revised Schedule A, dated and signed by an officer of each party.

3. Documents. The Trust will furnish from time to time such certificates, documents or opinions as the Transfer Agent deems to be appropriate or necessary for the proper performance of its duties.

4. Representations of the Trust and the Transfer Agent.

(a) The Trust represents to the Transfer Agent that all outstanding units are validly issued, fully paid and non-assessable by the Trust. When units are hereafter issued in accordance with the terms of the Trust's Declaration of Trust and its Registration Statement, such units shall be validly issued, fully paid and non-assessable by the Trust.

(b) The Transfer Agent represents that it is registered under
Section 17A(c) of the Securities Exchange Act of 1934. The Transfer Agent agrees to maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this agreement and to comply with all applicable laws.
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5. Duties of the Transfer Agent. The Transfer Agent shall be responsible, separately and through its subsidiaries or affiliates, for the following functions:

(a) Sale of Trust Units.

(1) On receipt of an application and payment, wired instructions and payment, or payment identified as being for the account of a unitholder, the Transfer Agent will deposit the payment, prepare and present the necessary report to the Custodian and record the purchase of units in a timely fashion in accordance with the terms of the prospectus. All units shall be held in book entry form and no certificate shall be issued unless the Trust is permitted to do so by the prospectus and the purchaser so requests.

(2) On receipt of notice that payment was dishonored, the Transfer Agent shall stop redemptions of all units owned by the purchaser related to that payment and take such other action as it deems appropriate.

(b) Redemption of Trust Units. On receipt of instructions to redeem units in accordance with the terms of the Trust's Registration Statement, the Transfer Agent will record the redemption of units of the Trust, prepare and present the necessary report to the Custodian and pay the proceeds of the redemption to the unitholder, an authorized agent or legal representative upon the receipt of the monies from the Custodian.

(c) Transfer or Other Change Pertaining to Trust Units. On receipt of instructions or forms acceptable to the Transfer Agent to transfer the units to the name of a new owner, change the name or address of the present owner or take other legal action, the Transfer Agent will take such action as is requested.

(d) Exchange of Trust Units. On receipt of instructions to exchange the units of the Trust for the units of another portfolio in the Preferred Master Trust Group in accordance with the terms of the prospectus, the Transfer Agent will process the exchange in the same manner as a redemption and sale of units.

(e) Right to Seek Assurance. The Transfer Agent may refuse to transfer, exchange or redeem units of the Trust or take any action requested by a unitholder until it is satisfied that the requested transaction or action is legally authorized or until it is satisfied there is no basis for any claims adverse to the transaction or action. It may rely on the provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code. The Trust shall indemnify the Transfer Agent for any act done or omitted to be done in reliance on such laws or for refusing to transfer, exchange or redeem units or taking any requested action if it acts on a good faith belief that the transaction or action is illegal or unauthorized.

(f) Unitholder Records, Reports and Services.
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(1) The Transfer Agent shall maintain all unitholder accounts, which shall contain all required tax, legally imposed and regulatory information; shall provide unitholders, and file with federal and state agencies, all required tax and other reports pertaining to unitholder accounts; shall prepare unitholder mailing lists; shall cause to be delivered all required prospectuses, annual reports, semiannual reports, statements of additional information (upon request), proxies and other mailings to unitholders; and shall cause proxies to be tabulated.

(2) The Transfer Agent shall respond to all valid inquiries related to its duties under this Agreement.

(3) The Transfer Agent shall create and maintain all records in accordance with all applicable laws, rules and regulations, including, but not limited to, the records required by Section
31(a) of the Investment Company Act of 1940.

(g) Dividends and Distributions. The Transfer Agent shall prepare and present the necessary report to the Custodian and shall cause to be prepared and transmitted the payment of income dividends and capital gains distributions or cause to be recorded the investment of such dividends and distributions in additional units of the Trust or as directed by instructions or forms acceptable to the Transfer Agent.

(h) Confirmations and Statements. The Transfer Agent shall confirm each transaction either at the time of the transaction or through periodic reports as may be legally permitted.

(i) Lost or Stolen Checks. The Transfer Agent will replace lost or stolen checks issued to unitholders upon receipt of proper notification and will maintain any stop payment orders against the lost or stolen checks as it is economically desirable to do.

(j) Reports to the Trust. The Transfer Agent will provide reports pertaining to the services provided under this Agreement as the Trust may request to ascertain the quality and level of services being provided or as required by law.

(k) Administrative Services. The Transfer Agent will provide all administrative, accounting, clerical, statistical, correspondence, corporate and all other services of whatever nature required in connection with the administration of the Trust.

(l) Other Duties. The Transfer Agent may perform other duties for additional compensation if agreed to in writing by the parties to this Agreement.

6. Ownership and Confidentiality of Records. The Transfer Agent agrees that all records prepared or maintained by it relating to the services to be performed by it under the terms of this Agreement are the property of the Trust and may be inspected by the Trust or any person retained by the Trust at reasonable times. The Trust and Transfer Agent agree to protect the confidentiality of those records.

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7. Action by Board of Trustees (the "Board") and Opinion of the
Trust's Counsel. The Transfer Agent may rely on resolutions of the Board or the Executive Committee of the Board and on opinion of counsel for the Trust.

8. Duty of Care. It is understood and agreed that, in furnishing the Trust with the services as herein provided, neither the Transfer Agent, nor any officer, trustee or agent thereof shall be held liable for any loss arising out of or in connection with their actions under this Agreement so long as they act in good faith and with due diligence, and are not negligent or guilty of any willful misconduct. It is further understood and agreed that the Transfer Agent may rely upon information furnished to it reasonably believed to be accurate and reliable. In the event the Transfer Agent is unable to perform its obligations under the terms of this Agreement because of an act of God, strike or equipment or transmission failure reasonably beyond its control, the Transfer Agent shall not be liable for any damages resulting from such failure.

9. Term and Termination. This Agreement shall become effective on the date first set forth above (the "Effective Date") and shall continue in effect from year to year thereafter as the parties may mutually agree; provided that either party may terminate this Agreement by giving the other party notice in writing specifying the date of such termination, which shall be not less than 60 days after the date of receipt of such notice. In the event such notice is given by the Trust, it shall be accompanied by a vote of the Board, certified by the Secretary, electing to terminate this Agreement and designating a successor transfer agent or transfer agents. Upon such termination and at the expense of the Trust, the Transfer Agent will deliver to such successor a certified list of unitholders of the Trust (with name, address and taxpayer identification or Social Security number), a historical record of the account of each unitholder and the status thereof, and all other relevant books, records, correspondence, and other data established or maintained by the Transfer Agent under this Agreement in the form reasonably acceptable to the Trust, and will cooperate in the transfer of such duties and responsibilities, including provisions for assistance from the Transfer Agent's personnel in the establishment of books, records and other data by such successor or successors.

10. Amendment. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

11. Subcontracting. The Trust agrees that the Transfer Agent may subcontract for certain of the services described under this Agreement with the understanding that there shall be no diminution in the quality or level of the services and that the Transfer Agent remains fully responsible for the services. Except for out-of-pocket expenses identified in Schedule B, the Transfer Agent shall bear the cost of subcontracting such services, unless otherwise agreed by the parties.

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12. Limitations of Liability of the Trustees and Unitholders of
Trust

A copy of the Declaration of Trust, dated October 2, 1995, together with all amendments, is on file in the office of the Secretary of State of the Commonwealth of Massachusetts. The execution and delivery of this Agreement have been authorized by the Trustees and the Agreement has been signed by an authorized officer of the Trust. It is expressly agreed that the obligations of the Trust under this Agreement shall not be binding upon any of the Trustees, unitholders, nominees, officers, agents or employees of the Trust, personally, but bind only the assets and property of the Trust, as provided in the Declaration of Trust.

13. Miscellaneous.

(a) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns;
provided, however, that this Agreement shall not be assignable without the written consent of the other party.

(b) This Agreement shall be governed by the laws of the State of Minnesota.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year written above.


WORLD TRUST
  World Income Portfolio
  World Growth Portfolio


By:
    [title]


AMERICAN EXPRESS FINANCIAL CORPORATION


By:
    [title]

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Schedule A


                                      WORLD TRUST

FEE


               Effective the ____ day of _____, 1996 the annual fee for services under this agreement is as follows:


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Schedule B
OUT-OF-POCKET EXPENSES

The Trust shall reimburse the Transfer Agent monthly for the following out-of-pocket expenses:

o typesetting, printing, paper, envelopes, postage and return postage for proxy soliciting material, and proxy tabulation costs

o printing, paper, envelopes and postage for dividend notices, dividend checks, records of account, purchase confirmations, exchange confirmations and exchange prospectuses, redemption confirmations, redemption checks, confirmations on changes of address and any other communication required to be sent to unitholders

o typesetting, printing, paper, envelopes and postage for prospectuses, annual and semiannual reports, statements of additional information, supplements for prospectuses and statements of additional information and other required mailings to unitholders

o stop orders

o outgoing wire charges

o other expenses incurred at the request or with the consent of the Trust.